Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]” HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

	Phone:	(206) 676-0900
2401 Elliott Ave., Suite 320	Toll Free:	(877) 447-6729
Seattle, WA 98121	https://perspectivetherapeutics.com

August 19, 2024

Mark Austin

[***]

Re: Terms of Separation

Dear Mark:

This letter confirms the agreement (“Agreement”) between you and Perspective Therapeutics, Inc. (the “Company”) concerning the terms of your separation and offers you the separation compensation we discussed in exchange for a general release of claims and covenant not to sue.

1.
Cessation of Employment: Your employment as the Company’s Vice President of Finance, Corporate Controller and Corporate Secretary and as the Company’s co-principal financial officer and principal accounting officer ceased effective August 16, 2024, (the “Officer Separation Date”). As of the Officer Separation Date, you are deemed to no longer serve as an officer or director (as applicable) of the Company and any of its subsidiaries and affiliates. Following the Officer Separation Date, you will remain a full-time employee of the Company in the role of Strategic Advisor, providing transition services from the Officer Separation Date through August 30, 2024 (such period, the “Transition Period”). During the Transition Period, you will provide, on a best efforts basis, transition assistance and advice as set forth on Exhibit A and as reasonably requested from time to time by the Company’s Chief Executive Officer, Chief Financial Officer or Board of Directors. Your employment with the Company will cease effective as of 11:59pm PDT on the final day of the Transition Period (the “Separation Date”).
2.
Salary and Expense Reimbursements: No later than the Company’s first regular payroll date following the Separation Date, we will provide you with one or more final paychecks for all wages, accrued but unused vacation and any similar payments due you from the Company as of the Separation Date. By signing below, you acknowledge that the Company does not owe you any other amounts (other than as provided for in Section 3 herein). Please promptly submit for reimbursement all final outstanding expenses, if any.
3.
Separation Compensation: Subject to, and wholly contingent upon, you (i) executing and delivering this Agreement and thereby agreeing to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, on both the Officer Separation Date and the Separation Date, and such general release and waiver of claims becoming irrevocable, and (ii) complying with the terms of this Agreement, the Company agrees to provide you with the following (collectively, the “Separation Compensation”):
a.
Severance: The Company agrees to pay you by the next payroll processing date following the Effective Date (as defined below) of this Agreement, a lump sum payment in the gross amount of $138,360.75, less applicable state and federal payroll deductions, which equals approximately six (6) months of your base salary.
b.
COBRA: A lump sum payment in the amount of $7,686.54, minus required withholdings, which is intended to help you pay for health insurance premiums for a period of six (6) months. This will be reported to the IRS as wages on your Form W-2.

By signing below, you acknowledge that you are receiving the Separation Compensation outlined in this section in consideration for waiving your rights to claims referred to in this Agreement and that you would not otherwise be entitled to the Separation Compensation.

4.
Post-Employment Obligations: You hereby acknowledge and agree that: (a) you will continue to be bound by the Company’s form of Confidentiality and Non-Disclosure Agreement, which is attached hereto as Exhibit B (the “Confidentiality Agreement”) and which is hereby incorporated by reference into this Agreement; (b) as a result of your employment with the Company, you have had access to the Company’s proprietary and/or confidential information, observations and data which may constitute trade secrets, and you agree not to disclose to any person or entity or use for your own (or any other person’s or entity’s ) purposes any confidential information or any confidential or proprietary information of other persons or entities in the possession of the Company and its affiliates (“Third Party Information”), without the prior written consent of the Company unless and to the extent that such confidential information or Third Party Information becomes generally known to and available for use by the public other than as a result of your direct or indirect acts or omissions; and (c) you must, and by your signature below confirm that you shall, deliver to the Company or its designated representative, no later than the Separation Date, all documents and data of any nature containing or pertaining to such information, and not take with you, or otherwise retain in any respect, any such documents or data or any reproduction thereof. For the avoidance of doubt, such proprietary and/or confidential information includes, but is not limited to, all information and materials concerning the business and affairs of the Company and its subsidiaries and predecessors, and information belonging to the Company or its clients, staff, or service providers, including office keys and Company equipment, credit cards, documents, policy or practice manuals, files, written materials, memoranda, electronic information, computer software or hardware, computer and other passwords, computer disks, records of the Company or its past, present or prospective clients, vendors and other third parties, and copies of such records, correspondence, memoranda, notes, plans, reports and other books or manuals issued by the Company. To the extent an electronic copy exists of such materials, you must permanently delete such electronic copy/copies on or before the Separation Date (following transmittal to the Company of such documents as set forth above). You hereby acknowledge that if you do not return any hard-copy paper documents and/or electronic media within the time set forth above, you are affirming and representing to the best of your knowledge that you have no such materials in your possession.
5.
Inventions and Intellectual Property Rights: You acknowledge that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications and copyrightable work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company’s or any of its subsidiaries’ actual or anticipated business, research and development or existing or future products or services and that you have conceived, developed or made (whether alone or jointly with others) while employed by the Company or any of its subsidiaries or predecessors, whether before or after the date of this Agreement (“Work Product”), belong to the Company. You agree to disclose such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after your employment) to establish and confirm such ownership (including assignments, consents, powers of attorney and other instruments). You acknowledge that all Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended.
6.
Stock Options: Pursuant to your Stock Option Agreement(s) with the Company and the Company's equity incentive plans (together, the “Stock Option Agreements”), you were granted options to purchase shares of the Company's common stock (the “Option”). Your rights concerning the Options are summarized in the equity report which is attached hereto as Exhibit C.
7.
General Release and Waiver of Claims:
a.
In consideration of and subject to the performance by the Company of its obligations under this Agreement, you acknowledge and agree that the payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation, bonus and commission pay, profit‑sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company, all of its affiliates (including, but not limited, to, Isoray Medical, Inc. and Viewpoint Molecular Targeting, Inc.) and all of the Company’s present and former owners, representatives, agents, officers, shareholders, partners, members, employees, directors, attorneys, subscribers, subsidiaries, successors and assigns, and their respective affiliates (collectively, the “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the Washington Law Against Discrimination and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.
b.
You hereby acknowledge that you are aware of the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee. With knowledge of this principle, you hereby agree to expressly waive any rights you may have to that effect.
c.
You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity, and any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.
8.
Covenant Not to Sue: To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement. Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
9.
Cooperation: You agree to reasonably cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party. You understand and agree that you cooperation may include, but not be limited to, making yourself available to the Company for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into your possession.
10.
Protected Rights:
a.
You understand that nothing in this Agreement, including the General Release and Waiver of Claims, Covenant Not to Sue, Non-Disparagement and Confidentiality sections contained herein, limits, impedes or restricts: (a) your ability to file a charge or complaint with the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”), the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”); or (b) if you are a non-supervisory (as defined under the National Labor Relations Act (the “NLRA”)) Company employee, you from exercising your protected rights under Section 7 of the NLRA, including your right to file an unfair labor practice charge with the NLRB and/or assist other current or former Company employees in doing so. You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate and/or assist in any investigation or proceeding that may be conducted by any Government Agency, including providing documents (including this Agreement) or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies or prohibit you from providing truthful information in response to a subpoena or other legal process.
b.
Further, nothing in the Non-Disparagement and Confidentiality sections, or otherwise in this Agreement, shall prohibit you from discussing or disclosing workplace or work-related conduct (including conduct at the workplace, at work-related events coordinated by or through the Company, between employees, or between the Company and an employee, whether on or off the employment premises) that you reasonably believed, under Washington state, federal, or common law, to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, sexual assault, or that is recognized as against a clear mandate of public policy.

11.
Non-Disparagement: Subject to the Protected Rights section above, and otherwise to the fullest extent permitted by applicable law, you agree that you will not, directly or indirectly, make any disparaging oral or written statements that are disloyal or maliciously untrue (and specifically, made with knowledge of their falsity or with reckless disregard for the truth or falsity of the statements) regarding the Company and/or its products, services, directors, officers, employees and affiliated entities, including, but not limited to, any statement posted on social media (including online company review sites) or otherwise on the Internet, whether or not made anonymously or with attribution. Additionally, you acknowledge that all requests for employment references will be directed to the Company’s Human Resources department. The Company will provide a neutral reference confirming only the dates of employment and positions held unless otherwise required by law.
12.
Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Seattle, Washington through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.
13.
Consequences of Breach: In the event you breach or threaten to breach the terms and provisions of this Agreement, the Company shall be entitled, if it so elects, to institute and prosecute any action or proceedings either in law or equity, for such relief as it deems appropriate, including without limiting the generality of the foregoing, proceedings to enforce the specific performance thereof by you or to enjoin you from engaging in conduct prohibited by this Agreement. You hereby waive the requirement that the Company post a bond or undertaking to obtain an injunction pursuant to this provision.
14.
Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
15.
Confidentiality: Subject to the Protected Rights section above, and otherwise to the fullest extent permitted by applicable law, the contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order.
16.
No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under Washington Rules of Evidence 408 and/or any other state or federal provisions of similar effect.

17.
Complete and Voluntary Agreement: This Agreement, together with Exhibit A, Exhibit B and Exhibit C hereto and the Stock Option Agreements (if any), constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of duress or coercion.
18.
Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, including, without limitation, any part of the General Release, Covenant Not to Sue, Non-Disparagement and/or Confidentiality sections above, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
19.
Modification; Counterparts; Electronic/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of an electronic or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be admissible in any legal proceedings as if an original.
20.
Review of Separation Agreement; Expiration of Offer: You understand that you may take up to five (5) days to consider this Agreement (the “Consideration Period”). The offer set forth in this Agreement, if not accepted by you before the end of the Consideration Period, will automatically expire. By signing below, you affirm that you were advised to consult with an attorney prior to signing this Agreement and that any modifications to this Agreement, whether or not material, will not restart the Consideration Period.
21.
Effective Date: You will have seven (7) days after execution of this Agreement (the “Revocation Period”) to revoke the release contained herein, and such release shall not become effective or enforceable until such Revocation Period has expired. The Company’s promises under this Agreement, including but not limited to its obligation to provide Separation Compensation, will arise only after this time.
22.
Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

YOU MUST EXECUTE THIS RELEASE BY 11:59pm PDT ON AUGUST 26, 2024, and again within five (5) days after the separation Date IN ORDER TO BE ELIGIBLE TO RECEIVE THE SEPARATION COMPENSATION.

If you agree to abide by the terms outlined in this Agreement, please sign and return it to Sarah Wille (HR) at [***]. I wish you the best in your future endeavors.

Sincerely,

Perspective Therapeutics, Inc.

By:	/s/ Thijs Spoor
Thijs Spoor, Chief Executive Officer

READ, UNDERSTOOD AND AGREED

/s/ Mark Austin	Date:	08/26/2024
Mark Austin

RE-AFFIRMED

/s/ Mark Austin	Date:	09/03/2024
Mark Austin

EXHIBIT A

TRANSITION SERVICES

[Omitted.]

EXHIBIT B

CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

This Confidentiality and Non-Disclosure Agreement (the “Agreement”), entered into and effective as of [ ], 2024 (the “Effective Date”), by and between PERSPECTIVE THERAPEUTICS, INC., a Delaware corporation (together with its Affiliates and subsidiaries (the “Disclosing Party”), and Mark Austin (the “Receiving Party”). The Disclosing Party and the Receiving Party may each hereinafter be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, in conjunction with Receiving Party’s employment with the Disclosing Party (the “Purpose”), the Disclosing Party may wish to disclose certain Confidential Information (as defined hereunder) to the Receiving Party.

NOW THEREFORE, as a material inducement for the disclosure of Confidential Information and in consideration of the covenants and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I. DEFINITIONS

For purposes of this Agreement, the following terms will have the meanings ascribed to them below, unless otherwise clearly required by the context in which such term is used:

1.1
“Affiliate” means, with respect to either Party, any other corporation or business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party for as long as such control exists. For purposes of this definition, the term “control” means (i) the direct or indirect ownership of more than fifty percent (50%) of the securities or other ownership interests representing the equity voting stock or general partnership or membership interest of such entity, or (ii) the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

1.2
“Disclosing Party” has the meaning set forth in the introductory paragraph of this Agreement.

1.3
“Purpose” has the meaning set forth in the Recitals section of this Agreement.

1.4
“Receiving Party” has the meaning set forth in the introductory paragraph of this Agreement.

ARTICLE II. CONFIDENTIAL INFORMATION

2.1 Confidential Information. As used in this Agreement, the term “Confidential Information” means any and all data, information, documents, records and/or materials including, but not limited to, that which relates to business plans, strategic plans or business methods that derive economic value from not being generally known to other persons or easily ascertainable by other persons, business policies, research, product plans, product pricing or product strategy, services, service pricing or service strategy, actual or proposed alliance partners, actual or proposed vendors, vendor offerings and pricing, actual or proposed customers, customer usage and customer purchasing potential, employee and consulting relationship information, actual or proposed markets, sales and marketing materials, plans and methods, specifications, shop-practices, software, developments, inventions (whether or not patented), product names or marks, trade secrets, technologies, discoveries, and any other intellectual property (whether or not registered), processes, designs, drawings, engineering, hardware configuration information or finance, accounting or financial plans and forecasts, compilations, formulas, devices, methods, prototypes, techniques, procedures, protocols, programs, records, and databases, that are disclosed or delivered by or on behalf of the Disclosing Party to the Receiving Party in connection with the Purpose, regardless of whether disclosed in writing, orally, visually, or in tangible, electronic, or any other form or manner. Each Party’s Confidential Information shall, if disclosed in writing, be marked “CONFIDENTIAL” and, if disclosed orally shall, within thirty (30) days of disclosure, be reduced to writing, marked “CONFIDENTIAL” and delivered to the Receiving Party; provided, however, any information which by its nature is confidential and would be judged so under a reasonable standard, or is disclosed, or provided, under circumstances reasonably indicating it is confidential, shall be considered Confidential Information regardless of whether it is marked as “CONFIDENTIAL” or reduced to writing and marked as “CONFIDENTIAL.”

2.2 Exclusions. The term “Confidential Information” excludes information that:

2.2.1 is or becomes publicly available through actions of persons or entities other than the Receiving Party or its Representatives (as hereinafter defined);

2.2.2 is obtained by the Receiving Party from a third party who is under no obligation of confidentiality with respect thereto and who is authorized to disclose such information on a non-confidential basis to the Receiving Party;

2.2.3 was in the possession of the Receiving Party prior to disclosure by the Disclosing Party, and was not acquired, directly or indirectly, from the Disclosing Party, as evidenced by the records of the Receiving Party; or

2.2.4 is independently developed by the Receiving Party without any use of the Disclosing Party’s Confidential Information, as evidenced by the records of the Receiving Party.

ARTICLE III. OBLIGATIONS OF THE RECEIVING PARTY

3.1 Maintenance of Confidentiality. The Receiving Party shall keep the Disclosing Party’s Confidential Information confidential, and in furtherance thereof:

3.1.1 The Receiving Party shall ensure that neither the Receiving Party nor its Affiliates, and their officers, directors, partners, employees, agents, or other representatives (collectively “Representatives”) disclose the Disclosing Party’s Confidential Information, in any manner whatsoever, in whole or in part, except to the extent expressly permitted by this Agreement, without the prior written consent of the Disclosing Party.

3.1.2 In handling the Confidential Information of the Disclosing Party, the Receiving Party must use the same care and discretion as it employs with its own confidential information (but in no event less than reasonable care and discretion) to prevent disclosure, publication, use, or dissemination of the Confidential Information of the Disclosing Party, except to the extent expressly permitted under this Agreement.

3.1.3 Without the prior written consent of the Disclosing Party, which consent shall not be unreasonably withheld, conditioned or delayed, the Receiving Party shall not, and shall direct its Representatives not to disclose any Confidential Information to any potential investors, co-bidders, consultants, financial advisors or other advisors, or banks or other debt or equity financing sources (collectively, the “Financing Sources”), or otherwise discuss Confidential Information to any such Financing Sources; provided that if Disclosing Party should determine to provide such written consent in its sole and absolute discretion, Receiving Party agrees to promptly disclose to the Disclosing Party in writing all Financing Sources with whom Receiving Party proposes to share such Confidential Information. Receiving Party represents and covenants that it does not have (and will not enter into) any agreement or arrangement with any potential Financing Sources which may reasonably be expected to limit such financing source from acting as a Financing Source with the Disclosing Party.

3.1.4 In the event that the Receiving Party is required to disclose the Disclosing Party’s Confidential Information under operation of applicable law, regulation, or order of a court or governmental administrative body having competent jurisdiction, the Receiving Party shall, to the extent practicable, provide the Disclosing Party reasonable notice of such potential disclosure so that that the Disclosing Party may seek a protective order or other appropriate protection or legal relief to prevent or limit such disclosure. If, in the absence of, or pursuant to the terms of, such protection or legal relief, the Receiving Party is nonetheless required by applicable law, regulation, or order of a court or governmental administrative body having competent jurisdiction to disclose any portion of the Disclosing Party’s Confidential Information, the disclosure shall be limited to only that portion of the Disclosing Party’s Confidential Information that is required to be disclosed.

3.1.5 The Receiving Party and its Representatives may use the Disclosing Party’s Confidential Information only in connection with the Purpose and shall not use the Disclosing Party’s Confidential Information for any other purpose.

3.1.6 The Disclosing Party’s Confidential Information shall remain the property of the Disclosing Party, and nothing in this Agreement grants the Receiving Party or its Representatives any license, assignment, right, title, or interest to any invention, work of authorship, product, material, patent, patent application or other intellectual property, or other subject matter pertaining to the Disclosing Party’s Confidential Information. The disclosure of Confidential Information shall not result in any obligation by the Disclosing Party to grant the Receiving Party any rights in and to such Confidential Information. Nothing herein grants or provides the Receiving Party the right to file patent applications on or arising from the Disclosing Party’s Confidential Information.

3.1.7 The Receiving Party shall promptly notify the other upon discovery of any loss or unauthorized disclosure of the Confidential Information of the Disclosing Party.

3.2 The Receiving Party hereby acknowledges that it understands that: (i) the Confidential Information provided by the Disclosing Party may contain or constitute material non-public information concerning the Disclosing Party or its Affiliates; and (ii) trading in the Disclosing Party’s securities while in possession of material nonpublic information or communicating that information to any other person who trades in such securities could subject the Receiving Party (or its Representatives) to liability under U.S. federal and state securities laws, and the rules and regulations promulgated thereunder, including Section 10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder.

3.2
Receiving Party’s Representatives. The Receiving Party may disclose the Disclosing Party’s Confidential Information only to another Party or those Representatives of the Receiving Party who have been informed of this Agreement, who need to know such Confidential Information to assist the Receiving Party in evaluating the Purpose, and who are subject to obligations of confidentiality and non-use at least as strict as the Receiving Party’s obligations under this Agreement. The Receiving Party shall not disclose the Disclosing Party’s Confidential Information to any other person or entity. The Receiving Party shall ensure that its Representatives comply with the non-use and confidentiality obligations and restrictions set forth in this Agreement, and the Receiving Party shall be fully liable for any breach of such obligations and restrictions by its Representatives.

3.3
Return and Destruction of Confidential Information. Within ten (10) business days after the Disclosing Party’s request:

3.3.1
The Receiving Party shall deliver to the Disclosing Party all originals of the Disclosing Party’s Confidential Information provided to the Receiving Party or its Representatives.

3.3.2
The Receiving Party shall destroy or delete any duplicates, copies, abstracts, notes, memoranda, summaries, evaluations, studies, projections, analysis, extrapolations, or the like (in any form) generated by the Receiving Party or its Representatives that contain, incorporate or are based on any Confidential Information of the Disclosing Party. If requested by the Disclosing Party, the Receiving Party will provide the Disclosing Party a written confirmation, signed by an officer or other authorized Representative of the Receiving Party, that all such materials have been destroyed or deleted, as provided in this Agreement.

3.3.3
Notwithstanding the foregoing, the Receiving Party is not required to destroy any computer files containing the Disclosing Party’s Confidential Information that are created during automatic computer system backup, provided that such files are stored securely by the Receiving Party. Further, the Receiving Party’s records management or legal department may retain one copy of the Disclosing Party’s Confidential Information for archival purposes only to verify compliance with this Agreement, and for no other purpose.

ARTICLE IV. ACCURACY OF INFORMATION

4.1 Representations and Warranties. Neither the Disclosing Party nor any of its Representatives has made or makes any representation or warranty, express or implied, as to the accuracy or completeness of the Disclosing Party’s Confidential Information. Neither the Disclosing Party nor its Representatives will have any liability to the Receiving Party or to any of its Representatives resulting from the provision or use of the Disclosing Party’s Confidential Information.

ARTICLE V. INJUNCTIVE RELIEF

5.1 Breach by the Receiving Party. In the event of any breach of this Agreement, the Disclosing Party may be irreparably and immediately harmed and may not be made whole by monetary damages. Accordingly, in addition to any other remedy to which it may be entitled at law or in equity, the Disclosing Party will be entitled to seek immediate injunctive relief (without the posting of any bond and without proof of actual damages) as well as any other remedies available at law or in equity to prevent breaches or threatened breaches of this Agreement and/or to compel specific performance of this Agreement.

ARTICLE VI. MISCELLANEOUS

6.1 Waiver of Breach. No failure or delay by the Disclosing Party in exercising any right, power, or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right, power, or privilege preclude any other or further exercise thereof.

6.2 Amendment. This Agreement may be modified or amended only by a separate writing signed by the Parties, expressly so modifying or amending such Agreement.

6.3 Severability. If one or more provisions of this Agreement will be held unenforceable, invalid, or illegal in any respect, such unenforceability, invalidity, or illegality will not affect any other provision of this Agreement, which will be construed as if such unenforceable, invalid or illegal provision had never been a part hereof.

6.4 Governing Law; Jurisdiction; Venue. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by the laws of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the laws of the State of Delaware. The exclusive venue and jurisdiction for any disputes shall be the State of Delaware and the Parties each hereby waive any claims of inconvenient forum with respect thereto.

6.5 Nondisclosure. Except as required by law or regulation, neither a Party nor its Representatives will disclose to any person that discussions or negotiations are taking place concerning the Purpose, including the status thereof, without the prior written consent of the other Party. Notwithstanding the foregoing, a Party may disclose the existence of this Agreement to prospective investors or partners, provided that any such party to whom disclosure is permitted has agreed to keep such information confidential.

6.6 Non-Binding Negotiations. Unless and until a separate, definitive written agreement between the Parties with respect to the Purpose has been fully executed by, and delivered to, all parties thereto, no Party will be under any legal obligation of any kind whatsoever with respect to the Purpose by virtue of this or any other written or oral expression by it or by any of its Representatives except, in the case of this Agreement, for the matters specifically agreed to in this Agreement. This Agreement shall not place any Party under any obligation to enter into any further agreement with the other Parties.

6.7 Entire Agreement. This Agreement represents the full and complete agreement of the Parties hereto with respect to the disclosure of the Confidential Information relating to the Purpose and supersedes and cancels all prior communications, understandings, and agreements between the Parties with respect to the disclosure of information pertaining to the Purpose, whether oral, express, or implied.

6.8 Term. This Agreement is effective as of the Effective Date and will continue for a period of one (1) year after the Effective Date, unless terminated early on thirty (30) days’ written notice by any Party. A Party’s obligations of confidentiality and restrictions on use of the Confidential Information disclosed by another Party will survive the expiration or termination of this Agreement for a period of five (5) years from the date of such expiration or termination.

6.9 Authority to Enter Agreement. This Agreement has been duly authorized, and upon execution by all Parties, is a legal, valid and binding obligation of each Party, enforceable in accordance with its terms.

6.10 Use of a Party’s Name. No Party shall use the name of another Party or its employees without the express written consent of an authorized representative of the other Party.

6.11 Notice. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this section). Notices shall be deemed properly given if delivered to the below-referenced locations or such other location as a Party may specify pursuant to a notice under this Section 6.11 by (a) certified mail, return receipt requested, (b) nationally-recognized courier services, or (c) email (at the email address set forth below or at such other email address as a Party may specify pursuant to a notice under this Section 6.11) followed by a confirmation of receipt. Except for formal notices (i.e., notices of termination, notice of material breach, or similar notices), which must be provided under (a) or (b), day-to-day communications can be conducted via email under (c).

To Disclosing Party, if by mail or courier:

Perspective Therapeutics, Inc.

2401 Elliott Avenue, Suite 320

Seattle, Washington 98121

[***]

To Receiving Party, if by mail or courier:

Mark Austin

[***]

or other addresses as may be given from time to time under the terms of this notice provision.

6.12 Electronic Copies of Signatures and Original Agreement. Facsimiles and scanned images of original signatures shall be considered as valid and binding as original signatures, and as such, a facsimile or scanned image of an original signature delivered by the executing Party to the other Parties shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or scanned signature was an original signature. In addition, images of an original of the fully executed Agreement (which original Agreement may have original signatures, facsimile or scanned images of original signatures, or combinations thereof as provided herein) may be stored electronically. The Parties intend that electronic copies or images of an original Agreement, which are reproduced from the electronically stored image of the original Agreement and which accurately reflect the original Agreement, shall be valid as an original.

6.13 Assignment. This Agreement may not be assigned or otherwise transferred by a Party without the consent of the other Parties; provided however, that any Party may, without such consent, assign its rights and obligations under this Agreement to any Affiliate or, in connection with a merger, consolidation or sale of substantially all of the business of the Party to which this Agreement relates.

6.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

DISCLOSING PARTY:

PERSPECTIVE THERAPEUTICS, INC.

By:

Name:

Title:

RECEIVING PARTY:

Mark Austin

By:

Name:

Title:

EXHIBIT C

[Omitted.]